Exhibit 99.4

CONSENT OF PIPER JAFFRAY & CO.

                We hereby consent to the inclusion in the joint proxy statement/prospectus forming a part of the Registration Statement on Form S-4 relating to the proposed merger involving Computer Horizons Corp. and Analysts International Corporation of our opinion dated April 12, 2005 to the Board of Directors of Analysts International Corporation attached as Annex C to the joint proxy statement/prospectus and to the references to our opinion under the captions “Summary — Opinion of Analysts’ Financial Advisor,” “The Merger — Background of the Merger”, “The Merger — Analysts’ Reasons for the Merger and Recommendation of Analysts’ Board of Directors” and “The Merger — Opinion of Analysts’ Financial Advisor.”  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or given for purposes of Section 11 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.

May 31, 2005